FIRST ALLIANCE CORPORATION

                 SUBSIDIARIES OF FIRST ALLIANCE CORPORATION

Subsidiaries of subsidiaries are indicated by indentations

Name                                       Jurisdiction of Incorporation
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First Alliance Insurance Company                      Kentucky
    Benefit Capital Life Insurance Company            Louisiana
First Kentucky Capital Corporation                    Kentucky